Exhibit 10(r)

AWARD AGREEMENT

(Directors’ Discounted Stock Options)

To:	Grant Number:

(Name of Optionee)	Date of Grant:

There hereby is granted to you, as a Director of Invacare Corporation ( “Invacare” ) or of a subsidiary, an option to purchase                      Invacare Common Shares, no par value, at an option price of $         per Share in lieu of some or all of the fees you would otherwise earn for services to be performed in calendar year 2011. This option is granted to you pursuant to the Invacare Corporation 2003 Performance Plan (the “Plan”) and is subject to the terms and conditions set forth below. This option is not an incentive stock option as defined in Section 422 of the Internal Revenue Code (the “Code”). Please acknowledge your acceptance of the terms of this option by signing on the reverse side.

A. Malachi Mixon, III Chairman of the Board

I. GRANT OF OPTION AND VESTING DATE

Since this option represents compensation for services to be provided by you as a Director during 2011, in order to have any rights with respect to this option, you must be a Director during 2011. If you are not a Director on January 1, 2011, this grant shall be null and void. If you are a Director continuously from January 1, 2011 through December 31, 2011, you will have fully satisfied the service requirements for vesting with respect to this option. To the extent this option is vested (a “vested option”), you will be entitled to exercise it in whole or in part, during the year(s) of exercise and in the number or percentage of shares exercisable in such year(s), as is set forth on the separate election made by you prior to the date of grant hereof, which is incorporated into this Agreement, or at such earlier date(s) as may be provided herein.

II. TERM OF OPTION

(a) The term of the option shall be for a period of no more than ten (10) years commencing on the Date of Grant as set forth above. The option shall expire at the close of regular business hours at Invacare’s principal office at the time it is fully exercised, or if not so exercised, as of the last applicable date for exercise as set forth in the remainder of this Section II or, if earlier, the applicable date set forth in Section III or V.

(b) If on or after January 1, 2011, you have a Separation from Service prior to Retirement for reasons other than death or Disability, your outstanding vested options will be exercisable within the 90-day period following the date of your Separation from Service. Notwithstanding the foregoing, if your Separation from Service occurs on or after October 3 of a calendar year but not later than November 15 of such year, your outstanding vested options must be exercised no later than December 31 of such year, and if your Separation from Service occurs after November 15, your outstanding vested options must be exercised between January 1 of the year following your Separation from Service and the ninetieth (90th) day following the date of your Separation from Service; provided, however, that if your elected year of exercise for any portion of the option is earlier than the dates specified in this paragraph, then such portion of the option must be exercised, if at all, in such earlier elected year.

(c) If on or after January 1, 2011, you become Disabled on or before June 30 of a calendar year, your outstanding vested options will be exercisable at any time up to December 31 of such year. If you become Disabled after June 30 of a calendar year, your outstanding vested options will be exercisable at any time between January 1 of the year following the year in which you became Disabled and the first anniversary of the date you became Disabled; provided, however, that if your elected year for exercise for any portion of the option is earlier than the dates specified in this paragraph, then such portion of the option must be exercised, if at all, in such earlier elected year.

(d) If on or after January 1, 2011, you die on or before June 30 of a calendar year while you are a Director or Retired Director your personal representative may exercise your outstanding vested options at any time up to December 31 of such calendar year. If your death occurs after June 30 of a calendar year, your personal representative may exercise your outstanding vested options between January 1 of the calendar year following the year in which you died and the first anniversary of the date of your death; provided, however, that if your elected year for exercise for any portion of the option is earlier than the dates specified in this paragraph, then such portion of the option must be exercised, if at all, in such earlier elected year.

(e) Except as provided in subsection (d) above or Section V below, if you become a Retired Director, your outstanding vested option shall be exercisable during the year(s) elected as of the date of this grant.

(f) Notwithstanding anything else herein, other than the right to designate one or more years for exercise made prior to the date of grant hereunder, no Director, Retired Director or beneficiary or representative of a Director or Retired Director may choose the taxable year of the Director in which an option shall be exercised.

(g) In the event that on or after January 1, 2011, you incur a Separation from Service during the one-year vesting period, your option will be pro-rated for the percent of time served.

(h) For purposes of this option agreement, the following meanings shall apply:

(i)	“Change in Control” means the happening of any of the following events:

(1)	Any one person, or more than one person acting as a group (other than (x) the Company or any of its subsidiaries, or (y) any employee benefit plan or employee stock ownership plan or related trust of the Company or any of its subsidiaries, or (z) any person or entity organized, appointed, or established by the Company or any of its subsidiaries, for or pursuant to the terms of any such plan or trust), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company (as determined by reference to voting power in the election of directors). However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for cash or other property will be treated as an acquisition of stock for purposes of this subparagraph (i). This subparagraph (i) applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.

(2)	Any one person, or more than one person acting as a group (other than (x) the Company or any of its subsidiaries, or (y) any employee benefit plan or employee stock ownership plan or related trust of the Company or any of its subsidiaries, or (z) any person or entity organized, appointed, or established by the Company or any of its subsidiaries, for or pursuant to the terms of any such plan), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company (as determined by reference to voting power in the election of directors).

(3)	A majority of members of the Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election.

(4)	Any one person, or more than one person acting as a group (other than (x) the Company or any of its subsidiaries, or (y) any employee benefit plan or employee stock ownership plan or related trust of the Company or any of its subsidiaries, or (z) any person or entity organized, appointed, or established by the Company or any of its subsidiaries, for or pursuant to the terms of any such plan), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons), whether by operation of law or otherwise, assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

In determining whether a Change in Control has occurred, this definition shall be interpreted in accordance with regulations under Code Section 409A.

(ii)	The term “Disabled” or Disability” shall mean that the Director is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, unable to engage in any substantial gainful activity. Without limitation, for purpose of this option agreement, a Director will be deemed to have a Disability if the Director is determined to be totally disabled by the Social Security Administration.

(iii)	The term “Retirement” shall mean a Separation from Service that occurs at or after the Director has attained age 55 with 5 years of service with the Company, including service as a Director or as an employee. A Director who incurs a Separation from Service at or after Retirement shall be a Retired Director.

(iv)	The term “Separation from Service” shall mean the good faith and complete termination of the contractual relationship between the Director and the Company and all affiliates, which includes:

(1)	a voluntary resignation;

(2)	involuntary discharge for any reason, with or without cause, including a failure to be re-elected after standing for election as a Director;

(3)	Retirement; or

(4)	death.

In determining whether a Separation from Service has occurred, this definition shall be interpreted in accordance with regulations under Code Section 409A with respect to Separation from Service, including, without limitation, whether it is reasonably anticipated that no further services will be performed by the Director after a certain date.

III. TERMINATION OF OPTION UNDER CERTAIN CIRCUMSTANCES

If permitted by law, the Compensation and Management Development Committee of the Company (the “Committee”) may cancel your option at any time if you are not in compliance with all applicable provisions of this Agreement or the Plan or if you, without the prior written consent of the Committee, engage in any of the following activities: (i) you render services for an organization, or engage in a business, that is, in the judgment of the Committee, in competition with Invacare; (ii) you disclose to anyone outside of Invacare, or use for any purpose other than Invacare’s business, any confidential information or material relating to Invacare, whether acquired by you during or after your service with Invacare, in a fashion or with a result that is or may be injurious to the best interests of Invacare, as determined by the Committee; or (iii) you otherwise intentionally commit an act materially inimical to the interests of Invacare or a subsidiary.

The Committee may, in its discretion and as a condition to the exercise of your option, require you to represent in writing that you are in compliance with all applicable provisions of this Agreement and the Plan and have not engaged in any activities referred to in the preceding paragraph.

IV. EXERCISE OF OPTION

The option may be exercised by delivering to the Invacare Finance Department, at Invacare’s principal office, a completed Notice of Exercise of Option (obtainable from the Finance Department) setting forth the number of shares with respect to which your option is being exercised. Such Notice shall be accompanied by either payment in full for the shares, or the execution of a cashless exercise in accordance with the procedures established by the Committee.

V. CHANGE IN CONTROL

Upon a Change in Control on or after January 1, 2011, your outstanding options will immediately vest and be exercisable with respect to all shares covered therein within the 90-day period following such Change in Control. Notwithstanding the foregoing, if the Change in Control occurs on or after October 3 of a calendar year but not later than November 15 of such year, your outstanding options must be exercised no later than December 31 of such year, and if the Change in Control occurs after November 15 of a calendar year, your outstanding options must be exercised between January 1 of the year following the year in which the Change in Control occurred and the ninetieth (90th) day following the date of the Change in Control; provided, however, that in no event may exercise occur after the exercise date(s) you have elected as of the date of this grant.

VI. TRANSFERABILITY

This Agreement shall be binding upon and inure to the benefit of any successor of Invacare and your heirs, estate and personal representative. Your option shall not be transferable other than by Will or the laws of descent and distribution, and your option may be exercised during your lifetime only by you provided that a guardian or other legal representative, who has been duly appointed may, except as otherwise provided in the Plan, exercise the option on your behalf. Your personal representative shall act in your place with respect to exercising the option or taking any other action pursuant to the Agreement.

VII. ADJUSTMENTS OR AMENDMENTS

In the event that, subsequent to the date of this Agreement, the outstanding common shares of Invacare are, as a result of a stock split, stock dividend, combination or exchange of shares, exchange of other securities, reclassification, reorganization, redesignation, merger, consolidation, recapitalization, liquidation, dissolution, sale of assets or other such change, including, without limitation, any transaction described in Code Section 424(a), increased, decreased, changed into or exchanged for a different number or kind of shares of stock or other securities of Invacare or another entity or converted into cash, then, except as otherwise provided below, (i) there shall automatically be substituted for each Invacare common share subject to an unexercised option, the amount of cash or other securities into which each outstanding Invacare common share shall be converted or exchanged and (ii) the option price per common share or unit of securities shall be increased or decreased proportionally so that the aggregate purchase price for any securities subject to the option shall remain the same as immediately prior to such event. Notwithstanding the preceding provisions of this Article VII, the Committee may, in its sole discretion, make other adjustments or amendments to the securities subject to options and/or amend the provisions of the Plan and/or this option agreement (including, without limitation, accelerating the date on which unexercised options shall expire or terminate), to the extent appropriate, equitable and in compliance with the provisions of Code Section 424(a) to the extent applicable and any such adjustment or amendment shall be final, binding and conclusive. Any such adjustment or amendment shall provide for the elimination of fractional shares.

VIII. CONTROLLING PROVISIONS OF PLAN

This Agreement is subject to all of the terms, conditions and provisions of the Plan (all of which are incorporated herein by reference to the extent not inconsistent with the specific terms of this option agreement) and to such rules, regulations, and interpretations related to the Plan as may be adopted by the Committee and as may be in effect from time to time. Without limiting the generality of the foregoing, the Committee shall have the same authority to amend or terminate this Agreement and the options granted hereunder as it has to amend the Plan and any awards thereunder. Moreover, the Committee has authority to interpret and construe any provision of this Agreement and its interpretation and construction shall be binding and conclusive.

IX. LIABILITY

The liability of Invacare under this Agreement and any distribution of shares made hereunder is limited to the obligations set forth herein with respect to such distribution and no term or provision of this Agreement shall be construed to impose any liability on Invacare, its officers, employees or any subsidiary with respect to any loss, cost or expense which you may incur in connection with or arising out of any transaction in connection with this Agreement.

X. WITHHOLDING

You agree that, as a condition to your exercise of this Option, Invacare may, if so required by tax regulations, make appropriate provision for tax withholding with respect to the transactions contemplated by this Agreement.

XI. SECTION 409A; NO GUARANTY OF TAX CONSEQUENCES

While the Company has established, and will maintain, the Plan, the Company makes no representation, warranty, commitment, or guaranty concerning the income, employment, or other tax consequences of accepting this option award under federal, state, or local law.

It is the intention and purpose of the Company that this option shall be, at all relevant times, in compliance with Code Section 409A and all other applicable laws, and this option shall be so interpreted and administered. In addition to the general amendment rights of the Company with respect to the Plan, the Company specifically retains the unilateral right (but not the obligation) to make, prospectively or retroactively, any amendment to this option or any related document as it deems necessary or desirable to more fully address issues in connection with compliance with Code Section 409A and such other laws. In no event, however, shall this section or any other provisions of this option be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Agreement and the option granted hereunder and the Company shall have no responsibility for tax or legal consequences to any Director (or beneficiary) resulting from the terms or operation of this Agreement or such option.

ACCEPTANCE

The undersigned hereby accepts the terms of the stock option granted herein and acknowledges receipt of a copy of the Invacare Corporation 2003 Performance Plan.

(Signature of Optionee)	(Date)